NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 23, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

ISCO International, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-22302

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(e)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of ISCO International, Inc. (the “Company” or “ISCO”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred net income/(loss) as follows:

Years ended December 31,

Net Income/(Loss)

2007

     ($6,422,411)

2006

     ($4,364,984)

2005

     ($2,976,882)

2004

     ($6,967,301)

2003

     ($7,156,075)

(b)  At September 30, 2008, the Company reported a stockholders’ deficit of $1,885,124.

(c)  At September 30, 2008, the Company reported cash of $789,986, a working capital deficit of $9,879,671 and was using approximately $349,786 per month to fund operating activities.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On December 18, 2008, the Company was notified by the Exchange that following a review of its quarterly report on Form 10-Q for the period ended September 30, 2008, ISCO was not in compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii), 1003(a)(iv), and 1003(f)(v) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange by January 19, 2009, detailing actions which it had taken, or intended to take, to regain compliance with Sections 1003(a)(iv) and 1003(f)(v) of the Company Guide by June 18, 2009 and Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months.

(b)

On January 30 2009, the Exchange notified ISCO of its intention to initiate delisting proceedings against the Company.  In this regard, the Company failed to submit a Plan within the requisite timeframe, nor was there any information publicly available indicating that the Company had regained compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii), 1003(a)(iv) and 1003(f)(v) of the Company Guide.  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel within seven days of the Staff Determination, or by February 6, 2009.

(c)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Gordon E. Reichard, Jr., Chief Executive Officer of ISCO International, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.